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                                                                       Exh. 8



                       [SULLIVAN & CROMWELL LETTERHEAD]


                                                                 March  , 1997


Zions Institutional Capital Trust A,
   c/o Zions Bancorporation,
       One South Main,
           Suite 1380,
               Salt Lake City, Utah 84111.


Ladies and Gentlemen:

      As special tax counsel to Zions Institutional Capital Trust A (the "Issuer Trust") and Zions Bancorporation in connection with the exchange offer by the Issuer Trust of its $200,000,000 of 8.536% Capital Securities of the Issuer Trust (the "Securities") pursuant to a preliminary prospectus dated March , 1997 (the "Prospectus"), and assuming the operative documents for the Securities described in the Prospectus will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus, subject to the limitations set forth therein.

      We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Prospectus and the reference to us under the heading "Certain Federal Income Tax Consequences" in the Prospectus. By giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                       Very truly yours,


                                                       SULLIVAN & CROMWELL